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The Dow Chemical Company
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FOR EDITORIAL INFORMATION:                                                                                               FOR IMMEDIATE RELEASE

Chris Huntley
The Dow Chemical Company
+1 989 636 2876

The Dow Chemical Company Announces Revised Nominations for Annual Meeting

MIDLAND, MI — (April 16, 2007) —  The Dow Chemical Company (NYSE: DOW) announced today that its Board of Directors has authorized a revised slate of nominees for election to the Company’s Board at the 2007 Annual Meeting of Stockholders.  The Board acted on the recommendation of the Governance Committee of the Board of Directors.

The nominees approved by the Board are each of the current directors, with the exception of J. Pedro Reinhard.  Further, upon the recommendation of the Governance Committee, the Board of Directors set the size of the Board at 11 directors, effective as of the Company’s 2007 Annual Meeting of Stockholders. The 2007 Annual Meeting of Stockholders will be held on Thursday, May 10, 2007 at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, USA.

Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Those proxies, and any proxies returned before the Annual Meeting, will be voted for the directors nominated by the Board of Directors as instructed on the proxy, except that votes will not be cast for Mr. Reinhard in light of his no longer being a nominee of the Board of Directors. Stockholders may revoke any previously delivered proxy at any time before it is voted at the Annual Meeting by sending a written revocation, by submitting another proxy on a later date, by attending the Annual Meeting and voting in person or, in the case of stockholders whose shares are voted through a bank or broker, by contacting the bank or brokerage firm.

About Dow

Dow is a diversified chemical company that harnesses the power of innovation, science and technology to constantly improve what is essential to human progress. The Company offers a broad range of products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $49 billion and employs 43,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.